CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (No. 2-86271) under the Securities Act of 1933, as amended, and (File No. 811-3838) under the Investment Company Act of 1940, as amended, of our report dated November 5, 1999, relating to the financial statements and financial highlights which appear in the September 30, 1999 Annual Report to Shareholders of State Street Research Mid-Cap Growth Fund (formerly State Street Research Capital Fund, (a series of State Street Research Capital Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
January 19, 2000